Exhibit 99.3
CONSENT TO BE NAMED AS A DIRECTOR NOMINEE
     As required by Rule 438 under the Securities Act of 1933, I hereby consent to my name and biography being included in the Registration Statement on Form S-1 filed by NextG Networks, Inc. (Filed No. 333-151458), and all amendments and supplements to that Registration Statement (or any other registration statement for the same offering that is to be effective upon a filing pursuant to Rule 462(b) under), in the section entitled “Management,” as a person who will become a director of NextG Networks, Inc. following completion of the offering described in the Registration Statement.

/s/ Peter G. Hanelt

Signature

Nov 20, 2008

Date